                                MINNTECH CORPORATION

                                  1998 STOCK PLAN

                       RESOLUTIONS BY THE BOARD OF DIRECTORS

          RESOLVED, that the 1998 Stock Plan of the Company is hereby amended effective as of September 30, 1998, as follows:

          1. A new sentence is hereby added at the end of paragraph 3 of the Plan, being and reading as follows:

               "Commencing April 1, 1998, no option may be granted under this Plan in any fiscal year of the Company if following such grant the number of Shares purchasable pursuant to options granted under this Plan in such fiscal year of the Company (excluding any such options that have terminated or lapsed) would exceed 3% of the total number of outstanding Shares of the Company as of the date of such grant."

          2. A new paragraph 5(e) is hereby added to the Plan, being and reading as follows:

          "(e) REPRICING. No option shall be granted under this Plan in complete or partial replacement of or substitution for an outstanding option (an option that has not expired in accordance with its terms) that was granted under this Plan or any other plan of the Company if the exercise price of such replacing or substitution new option is less than the exercise price of the option being replaced or for which such new option is being substituted. No option that is outstanding under this Plan shall be amended so as to reduce the exercise price of such option."

          3.   Paragraph 11 of the Plan is hereby deleted.

          4. A new sentence is hereby added at the end of paragraph 19 of the Plan, being and reading as follows:

          "Notwithstanding the foregoing, paragraph 5(e) of this Plan may not be amended without the approval of the shareholders of the Company."